As filed with the Securities and Exchange Commission on October 17, 1996
                                               Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  INACOM CORP.
             (Exact name of registrant as specified in its charter)
         DELAWARE                                    47-0681813
(State or other jurisdiction of         (IRS Employer Identification Number)
incorporation or organization)
                               10810 FARNAM DRIVE
                              OMAHA, NEBRASKA 68154
                                 (402) 392-3900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID C. GUENTHNER
                               10810 FARNAM DRIVE
                              OMAHA, NEBRASKA 68154
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service
                             ----------------------
                                   Copies to:
                               DAVID L. HEFFLINGER
                      MCGRATH, NORTH, MULLIN & KRATZ, P.C.
                                   SUITE 1400
                             ONE CENTRAL PARK PLAZA
                                 OMAHA, NE 68102

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement. If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of each class of            Amount to be      Proposed maximum                Proposed maximum              Amount of
securities to be registered        registered    offering price per unit     aggregate offering price(1)    Registration Fee(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.10 par value)..... 327,495              $31.56                         $10,335,742                $3,132
====================================================================================================================================
----------
    (1)      Estimated for the purpose of calculating the  registration fee pursuant  to  Rule  457(c) of the  Securities  Act  of  1933,  as
             amended,  on the basis of the average of the high and low prices per share as reported on the Nasdaq National Market on October 10,
             1996.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                327,495 SHARES OF
                                  INACOM CORP.
                                  COMMON STOCK
                                ($.10 PAR VALUE)

                               -------------------

         All 327,495 shares (the "Common Stock") may be offered for sale from time to time by and for the account of certain stockholders (the "Selling Stockholders") of InaCom Corp. ("InaCom" or the "Company") or by pledgees, donees, transferees or other successors in interest of such Selling Stockholders. See "Selling Stockholders". Such sales may be made on the Nasdaq National Market, on one or more exchanges, in the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. See "Plan of Distribution".

         InaCom will not receive any of the proceeds of the sale of the Common Stock. All expenses relating to the distribution of the Common Stock are to be borne by InaCom, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Stockholders. On October __, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $______ per share.

--------------------------------------------------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

              -----------------------------------------------------





October __, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 75 Park Place, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

         The Company has filed a registration statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 30, 1995; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996 and June 29, 1996,
(iii) Current Report on Form 8-K dated June 19, 1996, and (iv) Proxy Statement for the Annual Meeting of Stockholders held on April 18, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to David C. Guenthner, Chief Financial Officer, InaCom Corp., 10810 Farnam Drive, Omaha, Nebraska 68154, Telephone:
(402) 392-3900.
                                 ---------------

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE COMMON STOCK. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF COMPANY MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO COMPANY MANAGEMENT. SUCH STATEMENTS REFLECT THE CURRENT VIEW OF THE COMPANY WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS BELIEVED, ESTIMATED OR EXPECTED.

DEPENDENCE UPON KEY VENDORS

         The Company's business is dependent in large measure upon its relationship with key vendors. A substantial portion of the Company's computer products revenue is derived from the sales of the products of key vendors, including IBM, COMPAQ, and Hewlett-Packard. A substantial portion of the Company's communications products and services revenue is derived from the sales of products of other key vendors, including products from Lucent Technologies and services from AT&T. Although the Company considers its relationships with its key vendors to be good, there can be no assurance that these relationships will continue as presently in effect or that changes in marketing by one or more such key vendors and other suppliers would not adversely affect the Company. The Company's agreements with these vendors are on a non-exclusive basis and may be terminated by the vendors on notice typically ranging from 30 to 90 days.
Termination of, or a material change to, or a nonrenewal of the Company's agreements with IBM, COMPAQ, Hewlett-Packard, Lucent Technologies or AT&T, a material decrease in the level of marketing development programs offered by computer vendors, or an insufficient or interrupted supply of vendors' product would have a material adverse effect on the Company's business. See "Business Computer Products Sourcing - Vendors."

IMPACT OF VENDOR INCENTIVE FUNDS

         The key vendors of the Company provide various incentives for promoting and marketing their product offerings. Funds received by the Company are based either on the sales of the vendor's products through the independent reseller and Company-owned channels, or on the Company's purchases from the respective vendor. The three major forms of vendor incentives received by the Company are coop funds, market development funds and vendor rebates. The funds are earned through performance of specific marketing programs or upon completion of objectives outlined by the vendors. These funds from the Company's primary vendors typically range from 1% to 3% of purchases by the Company. A material decrease in the level of vendor incentive funding would have a material adverse effect on the Company's business. See "Business - Computer Products Sourcing - Vendors."

INVENTORY MANAGEMENT RISKS

         The personal computer industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. The Company's suppliers generally provide price protection intended to reduce the risk of inventory devaluation. There can be no assurance that vendors will continue such policies or that unforeseen new product developments and related inventory obsolescence will not materially adversely affect the Company's business.

FUNDING REQUIREMENTS; INTEREST RATE SENSITIVITY

         The Company's business requires significant working capital to finance product inventory and accounts receivable. The Company has funded its working capital requirements through a working capital financing agreement involving sale of receivables, a revolving credit facility and private placement notes. There can be no assurance that the existing creditors will continue to finance the Company's operations at levels that are adequate or at all. The borrowings under these agreements bear a floating rate of interest. The Company's operating results are highly sensitive to changes in the interest rate. Such a change in the interest rate could have a material adverse effect on the Company's business. There can be no assurance that sufficient equity or debt financing will be available on terms acceptable to the Company or that the Company will be able to refinance its existing indebtedness. The inability of the Company to refinance its existing indebtedness or to obtain a sufficient amount of alternative financing would have a material adverse effect on the Company's business.

DEPENDENCE UPON KEY MANAGEMENT AND TECHNICAL PERSONNEL

         The Company's success depends to a significant extent on its ability to attract and retain key personnel. The Company is particularly dependent on its senior management team and technical personnel. The Company's strategy for growth in the sale of computer services and communication services depends on its ability to attract and retain qualified technical personnel, including systems engineers and communications specialists. Competition for technical personnel is intense and no assurance can be given that the Company will be able to recruit and retain such personnel. The failure to recruit and retain senior management and technical personnel could have a material adverse effect on the Company's business.

ACQUISITIONS

         The Company's strategy includes effecting acquisitions and strategic relationships in selected geographic market and service areas. Acquisitions involve a number of special risks, including the incorporation of acquired products and services into the Company's offerings, the potential loss of key employees of the acquired business and the valuation of the acquired business. The Company expects to issue equity securities to consummate certain acquisitions, which may cause dilution to investors acquiring Common Stock. No assurance can be given that the Company will have adequate resources to consummate acquisitions or that any such acquisitions will be successful in enhancing the Company's business.

PROPRIETARY DISTRIBUTION CAPABILITIES

         The Company relies upon its proprietary distribution processes, including Vision, Vista and Direct Express to provide it with a competitive advantage. The Company seeks to protect these proprietary product procurement processes. However, it is possible for third parties to replicate aspects of the Company's software, systems and processes or to obtain and use information similar to that which the Company regards as proprietary. No assurance can be given that the protective measures taken by the Company will be sufficient to preclude competitors from developing competing or similar proprietary software, systems and processes. See "Business - Computer Services."

OPERATING MARGIN RISKS

         Gross margins from the sale of computer products have been declining for several years as a result of computer product price reductions and intense competition. The Company has responded with attempts to control operating costs and with an expansion of sales of higher margin computer services and communications services. See "Business - Strategy." There can be no assurance that gross margins for computer products will not continue to decline or that the Company will be successful in controlling operating costs. Furthermore, there can be no assurance that gross margins for computer services and communications services will not also decline or that the Company will be able to successfully grow and compete in such service markets.

COMPETITION

         All aspects of the technology management services industry are highly competitive. The Company's distribution network competes for potential clients, including national accounts, with numerous other resellers and distributors. Several computer manufacturers have expanded their channels of distribution, pricing and product positioning and compete with the Company's distribution network for potential clients. Additionally, several computer manufacturers during 1994 lessened or eliminated requirements upon independent resellers to purchase products from a single source resulting in "open sourcing" of their products; previously, such manufacturers had typically required independent resellers having contractual relationships with the Company to purchase their products from the Company. Other competitors operate mail-order or discount stores offering clones of major vendor products. The Company also competes with other computer technology sellers in the recruitment and retention of franchisees and independently-owned resellers. The Company competes in the computer services division with a large number of service providers, including IBM through ISSC, Andersen Consulting, EDS and Vanstar. Competition in the communications products and services division is also intense, and includes entities which are also significant vendors of the Company, such as Lucent Technologies and AT&T. Certain competitors and manufacturers are substantially larger than the Company and may have greater financial, technical, service and marketing resources. The level of future sales and earnings achieved by the Company in any period may be adversely affected by a number of competitive factors, including an increase in direct sales by vendors to independent resellers and/or clients and increased computer client preference for mail-order or discount store purchases of clones of major vendor products. See "Business - Competition."

CERTAIN ANTI-TAKEOVER EFFECTS

         Certain provisions of the Company's Certificate of Incorporation and Delaware law may be deemed to have anti-takeover effects. The Company's Certificate of Incorporation provides that the Board of Directors may issue additional shares of Common Stock or establish one or more classes or a series of Preferred Stock with such designations, relative voting rights, dividend rights, liquidation and other rights that the Board of Directors fixes without stockholder approval. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock - Preferred Stock" and "Description of Capital Stock - Section 203 of the Delaware General Corporation Law."

                                    BUSINESS

GENERAL

         InaCom is a leading provider of technology management services to the end-user business client. The Company sells computer services, computer products, and communication products and services to a targeted client base consisting primarily of large and medium-sized corporate clients. InaCom's products and services are offered both independently and in conjunction with one another, thereby enabling the Company to provide a broad range of tailored solutions to meet specific client needs. The Company is a single source, long-term provider of products and services designed to help businesses optimize information technology investments and control ongoing costs throughout the life cycle of the client's technology systems.

TECHNOLOGY MANAGEMENT SERVICES

         The Company provides a broad range of services and products which help businesses manage the increasing complexity of information technology within their organizations. The Company's services range from basic product sourcing to complete life cycle management whereby the Company handles all aspects of product procurement, configuration, distribution, integration, maintenance, upgrades and end-of-life disposal.

COMPUTER PRODUCTS SOURCING

         Computer products include microcomputers, workstations, servers, monitors, printers and operating systems software. The Company currently distributes computer products for leading vendors such as IBM, COMPAQ, Hewlett-Packard, Toshiba, Apple, NEC, Epson, Okidata, Lexmark, NCR, Novell, Banyan, Microsoft, Oracle, 3Com, SynOptics, SCO and Network General. The Company believes it is one of IBM's largest customers on a world-wide basis. Sales of computer products accounted for 93.0% of the Company's revenues and 46.3% of the Company's earnings in 1995.

         PROCUREMENT. Procurement involves all activities which precede transfer of item ownership, including: business processes for purchase forecasting; needs analysis; product specification and requisitions; purchase order management; order processing, tracking, and status reporting; financing; "build to order;" shipment tracking; order receiving, lost item tracking; order invoicing and invoice payments; and acceptance. As a result of its quantity purchasing capability, the Company generally obtains volume discounts from its vendors, enabling it to sell products on a more favorable basis than clients could attain on their own. The Company's advanced distribution and configuration capabilities allow the Company to fully configure (add enhancement boards, networking products and software, and test the complete system) and ship products directly to an end-user client. The Company believes it has a competitive advantage in providing procurement services through the use of the Company's proprietary Vision, Vista and Direct Express systems.

         o Vision -- The Company's Vision 2000 software is an automated catalog and configurator which allows a business client to obtain product information from the client's desk top computer. The client can determine product and specific feature availability, product pricing and maintenance pricing and can also determine component compatibility to configure the client's systems.

         o Vista -- The Company's Vista software enables a business client to enter orders directly from the client's desk top computer, track the order status from placement through delivery, and obtain inventory, credit and cash flow management information.

         o Direct Express -- The Company's Direct Express delivery program reduces the number of steps in the distribution process by shipping products directly to the address selected by the business client.

         DISTRIBUTION NETWORK. Computer products are sold through a distribution network of more than 950 business centers located throughout the United States. The Company has international affiliations in Europe, Asia, Central and South America, Canada and Mexico in order to satisfy the technology management needs of its multinational clients.

         The Company's direct sales force in the Company-owned stores enables the Company to establish relationships with major corporate clients for purposes of marketing the Company's technology management services and communication products and services. Through its indirect division, the Company resells products on a wholesale basis to a large base of franchisees, independent dealers and value-added resellers and receives a mark-up fee or, in some cases, a royalty.

         VENDORS. The Company has negotiated purchase arrangements, including price, delivery, training and support, directly with most major vendors. The Company's extensive vendor relationships allows it to offer over 35,000 products in providing multiple vendor solutions to its business client's needs. During the fiscal year ended December 30, 1995, sales of IBM, COMPAQ and Hewlett-Packard products accounted for approximately 22%, 20% and 15%, respectively, of the Company's revenues. The Company's agreements with its vendors are generally on a non-exclusive basis and may be terminated by the vendors on notice typically ranging from 30 to 90 days.

         The agreements with vendors generally contain provisions with respect to product cost, price protection, returns and product allocations; the Company is entitled to price protection with all major vendors on eligible products in the Company's inventory in the event of vendor price reductions. Certain vendors also sponsor payment programs with several financial service organizations to facilitate product sales through the business centers. In addition, the primary vendors of the Company provide various incentives for promoting and marketing their product offerings. Funds received by the Company are based either on the sales of the vendor's products through the independent reseller and Company-owned channels, or on the Company's purchases from the respective vendor. These funds from the Company's primary vendors typically range from 1% to 3% of purchases. The funds are earned through performance of specific marketing programs or upon completion of objectives outlined by the vendors. The three major forms of vendor incentives received by the Company are cooperative funds, market development funds and vendor rebates. Coop funds are earned based upon the sale of the vendor's products and generally must be utilized to offset the costs associated with advertising and promotion pursuant to programs established by the respective vendor. Market development funds are earned based upon the Company's purchases from the vendor and generally must be used for market development activities approved by the respective vendor. Vendor rebates are based upon the Company attaining purchase volume targets established with the vendor. Rebates generally can be used at the Company's discretion.

COMMUNICATION PRODUCTS SOURCING

         Communication products and services include phone systems, voice mail, voice processing, data network equipment, multiple small office/home office offerings and maintenance. The Company also offers network services including long distance, 800 service, calling cards, wide area value-added data networking, video conferencing and cellular communications. Communication products and services accounted for 2.7% of the Company's revenues and 8.7% of the Company's earnings in 1995.

         DISTRIBUTION NETWORK. Communication products and services are provided through a network of 15 direct sales offices and contractual relationships with approximately 100 dealers.

         VENDORS. The products of Lucent Technologies and the services of AT&T constitute approximately 90% of the voice and data systems sold by the Company. The Company believes it is one of the nation's largest independent resellers of Lucent Technologies business products and services.

COMPUTER SERVICES

         The Company has developed a broad range of life cycle management computer services to help its business clients manage the ever increasing complexity of information technology. These services generally have higher gross margins than procurement services. These services include logistics services, support services, system integration services, and professional management services and can be purchased individually or as components of a complete package. The Company intends continually to add new services to further assist its business clients with the management of information technology. Computer services generated 4.3% of the Company's revenues and 45.0% of the Company's earnings in 1995.

         LOGISTICS SERVICES. Logistics services include those basic services associated with the distribution of computer hardware and software to the end-user client. These services include product configuration in which the Company installs and tests the particular software and peripherals required by the client, direct shipment of products to one or more locations for the client and special order handling, such as electronic order entry and the management of client-owned inventory.

         SUPPORT SERVICES. Support services include leasing, providing demo equipment, help desk, training, maintenance, and installation for computers, communication equipment and network cabling. The Company provides extensive services which assist both its independent reseller and end-user clients manage ongoing support and training including help desk management and on-site and remote training classes. Help desk services include total call center management, call receipt, classification and problem diagnosis, problem resolution or dispatch, and performance monitoring. The Company offers a toll-free hotline to professionals that manage computer networks using operating systems from a number of leading vendors including Novell, Banyan, Microsoft, IBM, Apple and

SCO. The Company's program of hardware maintenance, installation and support provides clients with options ranging from depot repair to on-site "break and fix" support and service coverage at multiple locations and is supported by a central service dispatch and service call tracking organizations.

         SYSTEM INTEGRATION SERVICES. System integration services include systems design and consulting which help clients design a system and select products that are appropriate for their specific needs and project planning and management services. These services permit the Company to assist a client in the actual implementation of a system, and system management services in which the Company works with a client to implement all aspects of network management, database management, security management, software distribution and license control and data administration.

         PROFESSIONAL MANAGEMENT SERVICES. Professional management services combine many of the services described above into a complete life cycle management product portfolio. These services include service delivery, asset management and procurement management. Service delivery comprises the labor and management required actually to manage a client's service organization, such as handling service requests, generating work orders, managing personnel (Company and client), and managing service parts inventories. Asset management consists of the registration, tracing and disposal of computer hardware and software as it moves throughout an organization. Asset management services are becoming increasingly important as businesses struggle to understand what capabilities their existing computers have and whether, when and how to upgrade to the latest technology. Under procurement management, the Company accepts responsibility for the entire purchasing process for its client and generally has its own personnel at a client location managing the process. This function draws upon the Company's capabilities described above, including system design and planning, needs analysis, product specification and requisitions, purchase order management, order processing and tracking, financing and leasing, configuration, testing and delivery and installation.

COMMUNICATION SERVICES

         The Company provides communication services using its North American Support Center as a single point of contact for all data and voice cabling and wiring needs. The Company also offers project management, maintenance and 24-hour technical support through a network of independent certified technicians and customer support personnel. The Company provides complete communication system design, installation and maintenance.

         NETWORK SERVICES. The Company provides network services with advanced digital capabilities enabling voice, data and video communications utilizing AT&T, Frontier and Westinghouse networks. Services include long distance, inbound 800 service, calling cards and teleconferencing featuring account codes, enhanced billing and customized call reports which allow business clients to restrict and track telecommunications activity.

         CONVERGENT TECHNOLOGY SERVICES. The Company offers convergence solutions centered around wide area data networks, computer telephone integration, desktop video conferencing and wireless data communications. These services include specialized support programs, maintenance programs and specialized software.

INTERNATIONAL CAPABILITIES

         To satisfy the technology management service needs of its multinational clients, the Company has established affiliations with the International Computer Group (Europe and Asia) and GE Hamilton Technology Services (Canada). InaCom Latin America, the Company's 60% owned subsidiary, provides international logistics and configuration services in Mexico, the Caribbean, Central and South America.

CLIENTS

         The Company believes its client base of large and medium-sized businesses is most likely to benefit from the cost savings obtainable through the technology management services offered by the Company. The Company is not dependent for a material part of its business upon a single or a few clients and the loss of any one client would not have a material adverse effect on the Company's business.

SERVICE MARK AND TRADEMARK

         The Company holds United States service mark and trademark registrations for the marks "Inacom", "ValCom" and "Inacomp." The Company also has certain state registrations. The Company claims common law rights to the marks based on adoption and use. To the Company's knowledge, there are no pending interference, opposition or cancellation proceedings, or litigation threatened or claimed, with respect to the marks in any jurisdiction.

GOVERNMENT REGULATION

         The Company is subject to a substantial number of state laws regulating franchise relationships. The Company is also subject to Federal Trade Commission rules governing disclosure requirements in the granting of franchises. Such laws generally impose registration and/or disclosure requirements on the Company in the offer and sale of franchises and also regulate related advertisements. The Company believes it is in substantial compliance with all such regulations.

COMPETITION

         All aspects of the technology management services industry are highly competitive. The Company's distribution network competes for potential clients, including national accounts, with numerous other resellers and distributors. Several computer manufacturers have expanded their channels of distribution, pricing and product positioning and compete with the Company's distribution network for potential clients. Additionally, several computer manufacturers during 1994 lessened or eliminated requirements upon independent resellers to purchase products from a single source resulting in "open sourcing" of their products; previously, such manufacturers had typically required independent resellers having contractual relationships with the Company to purchase their products from the Company. Other competitors operate mail-order or discount stores offering clones of major vendor products. The Company also competes with other computer technology sellers in the recruitment and retention of franchisees and independently-owned resellers. The Company competes in the computer services division with a large number of service providers, including IBM through ISSC, Andersen Consulting, EDS, ENTEX, CompuCom and Vanstar. Competition in communication products and services is also intense, and includes entities which are also significant vendors of the Company, such as Lucent Technologies and AT&T. Certain competitors and manufacturers are substantially larger than the Company and may have greater financial, technical, service and marketing resources. The Company's distribution network competes primarily on the basis of professionalism and client contact, quality of product line, availability of products, service, after-sale support, price, and quality of end-user training.

         The computer manufacturers' expansion of their channels of distribution including direct distribution, open sourcing, employment of selective resellers, pricing and product positioning has put pressure on hardware gross margins. The Company believes its ability to deliver technology management services which consist of technology procurement services, system integration services and support services provides its client base with value added services that will differentiate the Company from alternative distribution channels and will mitigate the impact of added competitive pressures caused by economic conditions and manufacturers' continuing expansion of their channels of distribution, pricing and product positioning.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.10 per share, and 1,000,000 shares of Class A Preferred Stock, par value $1.00 per share. As of June 29, 1996, there were 10,142,339 shares of Common Stock outstanding and no shares of Class A Preferred Stock outstanding. On June 15, 1996, InaCom issued $55,250,000 in aggregate principal amount of its 6% Convertible Subordinated Debentures due June 15, 2006 (the "Debentures"). The Debentures are convertible at the option of the holder into Common Stock at a conversion price of $24.00 per share; an aggregate of 2,302,084 shares of Common Stock would be issued if all Debentures were converted into Common Stock.

COMMON STOCK

         Holders of outstanding Common Stock are entitled to such dividends as may be declared by the Company Board of Directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The holders of shares of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the Common Stock voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors. The holders of Common Stock have no pre-emptive or other subscription rights, and there are no conversion or redemption or sinking fund provisions with respect to such shares.

         All of the outstanding shares of Common Stock will be, when issued upon conversion of the Debentures, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Company Board of Directors is authorized to issue up to 1,000,000 shares of Class A Preferred Stock in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as may be provided in a resolution or resolutions adopted by the Company Board of Directors. The authority of the Company Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares; (ii) the dividend rate and the date from which dividends are to be cumulative; (iii) whether shares are to be redeemable and, if so, the terms and amount of any sinking fund providing for the purchase or redemption of such shares; (iv) whether shares shall be convertible, and, if so, the terms and provisions thereof; (v) what restrictions are to apply, if any, on the issue or reissue of any additional Class A Preferred Stock; and (vi) whether shares have voting rights. Shares of Class A Preferred Stock may be issued with a preference over the Common Stock as to the payment of dividends. No shares of Class A Preferred Stock have been issued.

         Classes of stock such as the Class A Preferred Stock may be used, in certain circumstances, to create voting impediments on extraordinary corporate transactions or to frustrate persons seeking to effect a merger or otherwise to gain control of the Company. For the foregoing reasons, any shares of Class A Preferred Stock issued by the Company could have an adverse effect on the rights of the holders of the Common Stock. The Company has no present plans to issue any shares of Class A Preferred Stock.

LIQUIDATION AND OTHER RIGHTS

         Upon liquidation, the holders of Common Stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of series of Class A Preferred Stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of Common Stock and will subject the Common Stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

ADVANCE NOTICE REQUIREMENTS IN CONNECTION WITH STOCKHOLDER MEETINGS

         The Company bylaws establish an advance notice procedure for bringing business before an annual meeting of stockholders and for nominating (other than by or at the direction of the Board of Directors) candidates for election as directors at a meeting of stockholders. To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election of directors at a meeting must be received by the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date is given or made to stockholders, notice by the stockholder must be received no later than the tenth day following the date on which notice of the date of the meeting was mailed or public disclosure thereof was made.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         Section 203 of the General Corporation Law of the Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became interested stockholder was, approved in a prescribed manner. A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

TRANSFER AGENT

         The transfer agent for the Common Stock is First National Bank of Omaha, Omaha, Nebraska.

                              SELLING STOCKHOLDERS

         The 327,495 shares of Common Stock offered in this Prospectus are owned by the following InaCom stockholders (the "Selling Stockholders") in the indicated amounts:
                                                             Shares of
                                                              InaCom
                SELLING STOCKHOLDER                        COMMON STOCK

             Harry Shields                                      89,286

             Priscilla Woodward Trust
             Priscilla Woodward, Trustee                        96,505

             Albert L. Weiss                                   103,783

             Richard Burridge                                    9,243

             William McReynolds                                  8,681

             Clarence Peterson                                   5,446

             Will Lepeska                                        8,134

             John and Inga Oechsle                                 462

             Computer Access International, Inc.                 5,955

         No Selling  Stockholder  owns any other  shares of Common  Stock and no
Selling   Stockholder  owns  more  than  one  percent  of  InaCom's  issued  and outstanding Common Stock.

         InaCom acquired Technology Express in April 1996 and issued 89,286 shares of Common Stock to Harry Shields, the former holder of all of the capital stock of Technology Express. The other Selling Stockholders listed above were issued an aggregate of 238,209 shares of Common Stock in connection with InaCom's acquisition of certain assets of Computer Access in August 1996.

                              PLAN OF DISTRIBUTION

         The Common Stock may be offered from time to time on the Nasdaq National Market, on other exchanges on which the Common Stock may be listed, in the over-the-counter market or in other ways not involving market-makers or established trading markets, including direct sales to purchasers or sales effected through agents, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of an exchange; (d) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;
(e) pursuant to call and put options or similar rights giving the holder, the broker or dealer the right to purchase or the Selling Stockholders, the broker or dealer the right to sell a fixed amount of Common Stock at pre-negotiated prices; and (f) by bona fide pledgees of shares pursuant to loan and pledge agreements with the Selling Stockholders. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby have been passed upon for the Company and the Selling Stockholders by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

                                     EXPERTS

     The consolidated financial statements and schedule of InaCom Corp. as of December 30, 1995 and December 31, 1994, and for each of the years in the three-year period ended December 30, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or the solicitation of an offer to buy, the Securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                -----------------


     TABLE OF CONTENTS
                                                                  PAGE
Available Information.........................                      2
Incorporation of Certain
 Documents By Reference.......................                      2
Risk Factors..................................                      3
Business......................................                      5
Description of Capital Stock..................                     10
Selling Stockholders..........................                     11
Plan of Distribution..........................                     12
Legal Matters.................................                     12
Experts.......................................                     12









                                     327,495

                                     Shares

                                       of


                                  INACOM CORP.



                                  Common Stock
                                 $.10 Par Value)

                                 --------------


                                   PROSPECTUS
                                October __, 1996

                                  -------------





                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fees of the Commission.

=====================================================================
                Item                       Amount to be paid by
                                                  Company
---------------------------------------------------------------------
SEC registration fee                    $         $3,132
---------------------------------------------------------------------
Printing and engraving expenses                    1,000*
---------------------------------------------------------------------
Accounting fees and expenses                       5,000*
---------------------------------------------------------------------
Legal fees and expenses                            5,000*
---------------------------------------------------------------------
Miscellaneous                                        868*
---------------------------------------------------------------------
 Total                                            15,000*
=====================================================================

-------------------------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Pursuant to Article VII of the Certificate of Incorporation of InaCom, InaCom shall, to the extent required, and may, to the extent permitted, by
Section 102 and Section 145 of the General Corporation Law of the State of Delaware, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to InaCom or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after May 27, 1987. A director shall continue to be liable for (i) any breach of a director's duty of loyalty to InaCom or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

          The by-laws of InaCom provide for indemnification of InaCom's officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by them, including liability arising under the Securities Act of 1933, to the extent legally permissible under section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving InaCom in such capacity. Generally, under Delaware law, indemnification may only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of InaCom.


ITEM 16. EXHIBITS.

Exhibit 4.1 Specimen Common Stock Certificate incorporated by reference from EXHIBIT 4.1 of the Company's registration statement on Form S-3 (333-11687)

           4.4 Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Current Report on Form 8-K dated March 30, 1993.

           4.5 Bylaws of the Company, as amended to date, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 24, 1994.

           5.1    Opinion of McGrath, North, Mullin & Kratz, P.C.

          23.1    Consent of KPMG Peat Marwick LLP

          23.2    Consent of McGrath, North, Mullin & Kratz, P.C.
                  (included in Exhibit 5.1)

          24      Powers of Attorney

ITEM 17. UNDERTAKINGS.

         The undersigned registrant ("Registrant") hereby undertakes

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
                  Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to written agreements, Bylaw provisions or the Delaware Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, InaCom Corp., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 17th day of October, 1996.

                                  INACOM CORP.

                                                  /s/ BILL L. FAIRFIELD
                                             By:_____________________________
                                                Bill L. Fairfield, President

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of October, 1996.

            SIGNATURE                                                TITLE

/s/ BILL L. FAIRFIELD
_____________________________________           President (Principal
        Bill L. Fairfield                         Executive Officer) and
                                                  Director

/s/ DAVID C. GUENTHNER
_____________________________________           Executive Vice President
        David C. Guenthner                        and Chief Financial Officer
                                                  (Principal Financial and
                                                   Accounting Officer)


         Joseph Auerbach*                           Director
         W. Grant Gregory*                          Director
         Rick Inatome*                              Director
         Joseph Inatome*                            Director
         Gary Schwendiman*                          Director
         Durward B. Varner*                         Director

         * Bill L. Fairfield, by signing his name hereto, signs the Registration Statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Bill L. Fairfield to sign this Registration Statement on behalf of each of the indicated Directors of InaCom Corp. is filed herewith as Exhibit 24.

                                                     /s/ BILL L. FAIRFIELD
                                                  By:________________________
                                                     Bill L. Fairfield
                                                     Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION

4.1  Specimen Common Stock Certificate incorporated by reference from
     EXHIBIT 4.1 of the Company's registration statement on Form S-3 (333-11687)

4.4 Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Current Report on Form 8-K dated March 30, 1993.

4.5 Bylaws of the Company, as amended to date, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 24, 1994.

5.1  Opinion of McGrath, North, Mullin & Kratz, P.C.

23.1 Consent of KPMG Peat Marwick LLP

23.2 Consent of McGrath, North, Mullin & Kratz, P.C.
     (included in Exhibit 5.1)

24   Powers of Attorney
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                                      II-5